                          AGREEMENT AND PLAN OF MERGER


                  AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of February 9, 1997, among TheraTx, Incorporated a Delaware corporation (the "Company"), Vencor, Inc., a Delaware corporation ("Purchaser"), and Peach Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Purchaser ("Merger Sub"), the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations."


                                    RECITALS

                  WHEREAS, the Boards of Directors of Purchaser and the Company each have unanimously approved of this Agreement, the Offer (as defined herein) and the Merger (as defined herein) and determined that it is in the best interests of their respective companies and stockholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

                  WHEREAS, the Company, Purchaser and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                  NOW, THEREFORE, in consideration of the premises, and of the representation, warranties, covenants and agreements contained herein the parties hereto hereby agree as follows:


                                   ARTICLE I

                               The Tender Offer

                  1.1. Tender Offer. (a) Provided that this Agreement shall not have been terminated in accordance with Article IX hereof and none of the events set forth in Annex A hereto shall have occurred or be existing, within five business days of the date hereof, Merger Sub will commence a tender offer (the "Offer") for all of the outstanding shares of Common Stock, par value $0.001 per share of the Company (the "Shares"), together with the associated rights to purchase (the "Rights") Series A Junior Participating Preferred Stock of the Company (the "Series A Preferred") at a price of $17.10 per Share in cash, net to the seller, subject only to the conditions set forth in Annex A hereto. Subject to the terms and conditions of the Offer, Purchaser will promptly pay for all Shares duly tendered. The Company's Board of Directors shall recommend acceptance of the Offer to its stockholders in a Solicitation/Recommendation

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Statement  on  Schedule  14D-9  (the  "Schedule  14D-9")  to be  filed  with the
Securities and Exchange Commission (the "SEC") upon commencement of the Offer.

                   (b) Purchaser agrees, as to the Offer to Purchase and related Letter of Transmittal (which together constitute the "Offer Documents") and the Company agrees, as to the Schedule 14D-9, that such documents shall, in all material respects, comply with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and other applicable laws. The Company and its counsel, as to the Offer Documents, and Merger Sub and its counsel, as to the Schedule 14D-9, shall be given an opportunity to review such documents prior to their being filed with the SEC.

                   (c) In connection with the Offer, the Company will cause its Transfer Agent to furnish promptly to Merger Sub a list, as of a recent date, of the record holders of Shares and their addresses, as well as mailing labels containing the names and addresses of all record holders of Shares and lists of security positions of Shares held in stock depositories. The Company will furnish Merger Sub with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions) and such other assistance as Purchaser or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares.


                                  ARTICLE II

                      The Merger; Closing; Effective Time

                  2.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Section 3.1. The Merger shall have the effects specified in the Delaware General Corporation Law (the "DGCL").

                  2.2. Closing. The closing of the Merger (the "Closing") shall take place (i) at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on the first business day on which the last to be fulfilled or waived of the conditions set forth in Article VIII hereof shall

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be fulfilled or waived in accordance  with this  Agreement or (ii) at such other place and time and/or on such other date as the Company and Purchaser may agree.

                  2.3. Effective Time. As soon as practicable following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article IX hereof, the Company and the Purchaser will cause a Certificate of Merger (the "Delaware Certificate of Merger") to be executed and filed with the Secretary of State of Delaware as provided in Section 251 of the DGCL (or, if permitted, Section 253 of the DGCL). The Merger shall become effective on the date on which the Delaware Certificate of Merger has been duly filed with the Secretary of State of Delaware, and such time is hereinafter referred to as the "Effective Time."


                                  ARTICLE III

                   Certificate of Incorporation and By-Laws
                         of the Surviving Corporation

                  3.1. The Certificate of Incorporation. The Certificate of Incorporation of the Company (the "Certificate") in effect at the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except that
Article IV of the Certificate shall be amended to read in its entirety as follows unless the event contemplated by Section 7.14(iii) shall have occurred, in which case Article IV of the Certificate shall not be amended at the Effective Time:

         "The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $0.001 per share."

                  3.2. The Bylaws. The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.


                                  ARTICLE IV

                            Officers and Directors
                         of the Surviving Corporation

                  4.1.   Officers and  Directors.   The directors  of Merger Sub
and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws.

                  4.2. Board of Directors; Committees. (a) If requested by Purchaser, the Company will, promptly following the purchase by Merger Sub of Shares pursuant to the Offer, take all actions necessary to cause persons designated by Purchaser to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company (the "Board of Directors") multiplied by (y) the percentage that the number of Shares so accepted for payment plus any Shares beneficially owned by Purchaser or its affiliates on the date hereof bears to the number of Shares outstanding at the time of such acceptance for payment. In furtherance thereof, the Company will increase the size of the Board of Directors, or use its reasonable efforts to secure the resignation of directors, or both, as is necessary to permit Purchaser's designees to be elected to the Board of Directors; provided, however, that prior to the Effective Time, the Board of Directors shall always have at least two members who are neither officers of Purchaser nor designees, shareholders or affiliates of Purchaser ("Purchaser Insiders"). At such time, the Company, if so requested, will use its reasonable efforts to cause persons designated by Purchaser to constitute the same percentage of each committee of the Board of Directors, each board of directors of each subsidiary of the Company and each committee of each such board (in each case to the extent of the Company's ability to elect such persons). The Company's obligations to appoint designees to the Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 4.2 and shall include in the Schedule 14D-9 such information as is required under such Section and Schedule.

                  4.3. Actions by Directors. For purposes of Article IX and Sections 10.3 and 10.4, no action taken by the Board of Directors prior to the Merger shall be effective unless such action is approved by the affirmative vote of at least a majority of the directors of the Company who are not Purchaser Insiders.


                                    ARTICLE V

              Conversion or Cancellation of Shares in the Merger

                  5.1.   Conversion or  Cancellation of  Shares.   The manner of
converting or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

                   (a) At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by Purchaser, Merger Sub or any other subsidiary of Purchaser (collectively, the "Purchaser Companies") or Shares which are held by stockholders ("Dissenting Stockholders") exercising appraisal rights pursuant to Section 262 of the DGCL) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $17.10 or such greater amount which may be paid pursuant to the Offer (the "Merger Consideration"). All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 5.2 or the right, if any, to receive payment from the Surviving Corporation of the "fair value" of such Shares as determined in accordance with Section 262 of the DGCL.

                   (b) At the Effective Time, each Share issued and outstanding at the Effective Time and owned by any of the Purchaser Companies, and each Share issued and held at the Effective Time in the Company's treasury, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

                   (c) At the Effective Time, each share of Common Stock, par value $0.25 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one Share.

                  5.2.  Payment for Shares.  Purchaser  shall make  available or cause to be made available to a bank or trust company appointed by Purchaser with the Company's prior approval (the "Paying Agent") amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 5.1(a) hereof to holders of Shares issued and outstanding immediately prior to the Effective Time. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record (other than any of the Purchaser Companies) of issued and outstanding Shares a form (mutually agreed to by Purchaser and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together  with such  letter of  transmittal,  duly  executed  and  completed  in accordance with the instructions thereto, the Surviving Corporation shall promptly cause to be paid to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Surviving Corporation only as general creditors thereof with respect to the cash payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of cash for Shares and Purchaser shall reimburse the Surviving Corporation for such charges and expenses.

                  5.3. Dissenters' Rights. If any Dissenting Stockholder shall be entitled to or shall assert entitlement to be paid the "fair value" of his or her Shares, as provided in Section 262 of the DGCL, the Company shall give Purchaser notice thereof and Purchaser shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Stockholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 5.1.

                  5.4.   Transfer  of  Shares  After  the  Effective  Time.   No
transfers of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

                                  ARTICLE VI

                        Representations and Warranties

                  6.1. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser and Merger Sub that, except as set forth in the correspondingly numbered Section of the letter, dated the date hereof, from the Company to Purchaser (the "Disclosure Letter") to the extent specifically disclosed with respect to the representation to which such exception applies:

                   (a) Corporate Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and is in good standing as a foreign corporation in each jurisdiction where the properties and assets owned, leased or operated, or the business conducted, by it require such qualification, except for such failure to so qualify or be in such good standing, which, when taken together with all other such failures, would not be reasonably likely to have a material adverse effect on the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole (a "Company Material Adverse Effect"). Each of the Company and its Significant Subsidiaries has the requisite corporate power and authority to carry on its respective businesses as they are now being conducted. The Company has made available to Purchaser a complete and correct copy of the Certificate and the Amended and Restated Bylaws of the Company (the "Bylaws"), each as amended to date and the certificates of incorporation and Bylaws or similar governing instrument of each of the Company's subsidiaries, each as amended to date. The Certificate and the Bylaws and the certificates of incorporation, bylaws or similar governing instruments of each of the Company's subsidiaries so made available are in full force and effect.

                   (b) Authorized  Capital.  The authorized capital stock of the
Company consists of 50,000,000 Shares, of which 20,765,592 Shares were outstanding on February 5, 1997 and 5,000,000 shares of Preferred Stock par value $0.001 per share (the "Preferred Shares"), of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance or subject to issuance, except that, as of February 5, 1997, there were (i) 6,495,467 Shares reserved for issuance pursuant to the Company's Restated 1994 Stock Option/Stock Issuance Plan and the Company's 1996 Stock Option/Stock Issuance Plan (the "TheraTx Plans") of which 4,534,275 options to purchase Shares have been issued, (ii) 145,225 options to purchase Shares issued pursuant to the 1989

Amended and Restated Stock Option Plan of Helian Health Group, Inc., PersonaCare Inc.'s 1992 Stock Option Plan (the "Additional Plans"), (iii) 1,000,000 Shares reserved for issuance pursuant to the Company's Employee Stock Purchase Plan (together with the TheraTx Plans and the Additional Plans the "Stock Plans"),
(iv) 4,166,667 Shares subject to issuance pursuant to the Company's 8% Convertible Subordinated Notes due 2002 (the "Notes"), (v) 78,925 Shares subject to issuance pursuant to the warrants (the "Warrants") issued to the persons set forth on Section 6.1(b) of the Disclosure Letter and (vi) 500,000 shares of Series A Preferred Stock reserved for issuance pursuant to the Rights Agreement, dated as of July 28, 1995, between the Company and U.S. Stock Transfer
Corporation (as amended, the "Rights Agreement"). Since February 5, 1997, no Shares have been issued except pursuant to the exercise of options under the Stock Plans. Each of the outstanding shares of capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned, either directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances. Except as set forth above, there are no shares of capital stock of the Company authorized, issued or outstanding and except as set forth above, there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to the Shares or other issued or unissued capital stock or other securities of the Company or any of its subsidiaries. Immediately prior to the consummation of the Offer, no Shares, Preferred Shares, Series A Preferred Stock or any other securities of the Company will be subject to issuance pursuant to the Rights Agreement, and after the Effective Time the Surviving Corporation will have no obligation to issue, transfer or sell any Shares or other capital stock or other securities of the Surviving Corporation pursuant to any Compensation and Benefit Plan (as defined in Section 6.1(h)(i)) or pursuant to any subscription, option, warrant, right, convertible security or other agreement or commitment. Other than the Notes, the Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the Stockholders of the Company on any matter.

                   (c)  Corporate  Authority.  Subject  only to approval of this
Agreement by the holders of a majority of the outstanding Shares, the Company has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity. The Board of Directors
(A) has unanimously
approved this Agreement, the Offer and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisor, The Beacon Group, to the effect that the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair from a financial point of view to such holders.

                   (d) Governmental Filings; No Violations; Contracts. (i) Other than the filings provided for in Section 2.3, as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and required under any healthcare licensure and certificate of need laws and regulations, change of ownership filings pursuant to Medicare and Medicaid laws, rules or regulations and the Exchange Act (the "Regulatory Filings"), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission or other governmental entity, domestic or foreign ("Governmental Entity"), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, the failure to make or obtain any or all of which would be reasonably likely to have a Company Material Adverse Effect, or could prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                   (ii) The execution and delivery of this Agreement by the Company does not, and the consummation by the Company of the transactions contemplated by this Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate or the Bylaws or the comparable governing instruments of the Company or any of its subsidiaries, (ii) except as disclosed in the Company Reports filed prior to the date hereof, a breach or violation of, a default under or the triggering of any payment or other material obligations pursuant to, any of the Company's existing Benefit Plans or any grant or award made under any of the foregoing, (iii) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") of the Company or any of its subsidiaries or any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which the Company or any of its subsidiaries is subject or (iv) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (iii) or (iv) above for Contracts other than those for the provision of rehabilitation services or management, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or that would not prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and, except in the case of Contracts for the provision of rehabilitation services or management, for such breaches, violations, defaults, accelerations or changes that, alone or in the aggregate, are immaterial to the financial condition, properties, operations, business or results of operations of the Company and its subsidiaries taken as a whole or that would not prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

                   (iii) (x) No party to any rehabilitation therapy services or management Contract with the Company or any if its subsidiaries has indicated in writing to the Company or any of its subsidiaries or, to the knowledge of Bret Jorgensen, Lisa Adams or Greg Bellomy, otherwise indicated any intention to terminate, fail to renew or seek to amend in any manner adverse to the Company, any such Contract and (y) neither the Company nor any of its subsidiaries is a party to or bound by any Contract prohibiting or limiting its or any of its affiliate's ability to engage in any line of business, compete with any person or carry on or expand the nature or geographic scope of its business, except for such prohibitions, or limitations on the Company or its subsidiaries that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

                   (e) Company Reports; Financial Statements. The Company has made available to Purchaser each registration statement, schedule, report, proxy statement or information statement prepared by it since December 31, 1995 (the "Audit Date"), including, without limitation, (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and (ii) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996 each in the form (including exhibits and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any subsequently filed reports, the "Company Reports"). As of their respective dates, the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules and the consolidated balance sheets and schedules of PersonaCare, Inc. ("PersonaCare")) fairly presents the consolidated financial position of the Company and its subsidiaries including, without limitation, PersonaCare as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules and including the statements of income and changes in financial position of PersonaCare and any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries including, without limitation, PersonaCare for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Other than the Company Reports, the Company has not filed any other definitive reports or statements with the SEC since December 31, 1995.

                   (f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with the SEC prior to the date hereof, since September 30, 1996 in the case of clauses (i), (ii) and (iii) below and December 31, 1995, in the case of clause (iv) below, the Company and its subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect other than any such change arising out of or relating to the proposal, adoption or implementation after the date hereof of any law, statute, rule or regulation relating to healthcare, Medicaid or Medicare, including without limitation the proposal, adoption or implementation of "salary equivalency" rates (including amendments to any salary equivalency rates currently in effect) relating to the delivery of physical therapy, occupational therapy, respiratory therapy or speech language pathology services; (ii) any material damage or loss to any material asset or property, regardless of insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company; or (iv) any change by the Company in accounting principles, practices or methods. Since December 31, 1995, except as disclosed in the Company Reports filed with the SEC prior to the date hereof and other than in the ordinary course, there has not been any increase in the compensation payable or which could become payable by the Company or its subsidiaries to their officers or key employees, or any amendment of any Benefit Plans.

                   (g)  Litigation and  Liabilities.  Except as disclosed in the
Company Reports filed with the SEC prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including, without limitation, those relating to matters involving any Environmental Law (as hereinafter defined), or any other facts or circumstances of which the management of the Company has knowledge that could result in any claims against or obligations or liabilities of the Company or any of its subsidiaries, that, alone or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

                   (h)  Employee Benefits.

                   (i) Section 6.1(h)(i) of the Disclosure Letter contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar practices, policies and arrangements in which any employee or former employee (the "Employees"), consultant or former consultant (the "Consultants") or director or former director (the "Directors") of the Company or any of its subsidiaries participates or to which any such Employees, Consultants or Directors are a party (the "Compensation and Benefit Plans"). Neither the Company nor any of its subsidiaries has any commitment to create any additional material Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan in any material respect.

                   (ii) To the best of the Company's knowledge, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code (as defined in Section 6.1(o)), the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act or any other applicable law have been timely made. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service ("IRS") for "TRA" (as defined in Rev. Proc. 93-39), or will file for such determination letter prior to the expiration of the remedial amendment period for such Compensation and Benefit Plan, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the knowledge of the Company, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither the Company nor any of its subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject the Company or any of its subsidiaries to a tax or penalty imposed by either Section 511 or 4975 of the Code or Section 502(c), 502(i), 502(l) or 4071 of ERISA in an amount which would be reasonably likely to have a Company Material Adverse Effect, assuming for purposes of
Section 4975 of the Code that the taxable period of any such transaction expired as of the date hereof.

                   (iii) Neither the Company nor any entity (an "ERISA Affiliate") which is considered one employer with the Company under Section 4001(b) of ERISA or Section 414(b) or (c) of the Code has sponsored, maintained or incurred any liability under Title IV of ERISA with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA or any Compensation and Benefit Plan subject to Section 412 of the Code or Section 302 of ERISA. None of the Company, any of its subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to a multiemployer plan under Subtitle E of ERISA at any time since September 26, 1980. To the knowledge of the Company, there is no pending investigation or enforcement action by the Department of Labor (the "DOL") or IRS or any other governmental agency with respect to any Compensation and Benefit Plan.

                   (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA or any employee benefit arrangements under any collective bargaining agreement to which the Company or any of its subsidiaries is a party have been timely made or have been reflected on the Company's financial statements.

                   (v) Neither the Company nor any of its subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by the Company or any of its subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

                   (vi) The Company and its subsidiaries do not maintain any Compensation and Benefit Plans covering Employees outside of the United States.

                   (vii) With respect to each Compensation and Benefit Plan, if applicable, the Company has provided, made available, or will make available upon request, to Purchaser, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) two most recent Forms 5500 filed with the IRS; (D) the most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                   (viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective
Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

                   (ix) Neither the Company nor any of its subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

                   (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of the Purchaser, Merger Sub, the Company or the Surviving Corporation, or any of their respective subsidiaries will be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual" (as such terms are defined in Section 280G of the Code), without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

                   (i) Brokers and Finders. Neither the Company nor any of its subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated herein, except that the Company has employed The Beacon Group as its financial advisor, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

                   (j)  Rights Agreement.

                   (i) The Company has amended the Rights Agreement to provide that none of Purchaser, Merger Sub or any of their respective affiliates or associates will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and that the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur, and the Rights will not separate from the

Shares, as a result of the commencement of the Offer or as a result of consummation of the transactions contemplated hereby.

         (ii) The Company has taken all necessary action with respect to the Rights Agreement to ensure that the Rights Agreement will expire at the Effective Time pursuant to Section 7(a)(iv) of the Rights Agreement.

                   (k) Takeover Statutes. The Board of Directors has taken all necessary action to approve the transactions contemplated by this Agreement such that the restrictions on transactions with "interested stockholders" set forth in Section 203 of the DGCL shall not apply to such transactions. No other state or federal "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation (each a "Takeover Statute") is applicable to the Company, the Shares, the Offer, the Merger or the transactions contemplated thereby or hereby.

                   (l) Environmental Matters. As of the date hereof, except as disclosed in the Company Reports filed with the SEC prior to the date hereof, to the knowledge of the Company, (i) the Company and its subsidiaries have complied with all applicable Environmental Laws; (ii) the properties presently or formerly owned or operated by the Company or its subsidiaries (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) (the "Properties") do not contain any Hazardous Substance (as hereinafter defined) other than as permitted under applicable Environmental Laws, do not, and have not, contained any underground storage tanks, do not have any asbestos present (and have not had any asbestos removed therefrom) and have not been used as a sanitary landfill or hazardous waste disposal site (provided, however, that with respect to Properties formerly owned or operated by the Company, such representation is limited to the period during which period the Company or one of its subsidiaries owned or operated such Properties); (iii) neither the Company nor any of its subsidiaries has received any notices, demand letters or request for information from any Governmental Entity or any third party alleging that the Company may be in violation of, or liable under, any Environmental Law and none of the Company, its subsidiaries or the Properties are subject to any court order, administrative order or decree arising under any Environmental Law and (iv) no Hazardous Substance has been disposed of, released or transported from any of the Properties during the time such Property was owned or operated by the Company or one of its subsidiaries, other than as permitted under applicable Environmental Law. Following the date hereof, except as would not reasonably be expected to have a Company Material Adverse Effect, the representation in
Section 6.1(l) is true and correct without regard to any limitation as to the date hereof or the knowledge of the Company.

"Environmental Law" means (i) any Federal, state, foreign or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, common law, order, judgment, decree, injunction, requirement or agreement with any governmental entity, (x) relating to the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended and as now in effect. "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive (including petroleum and regulated medical waste), under any Environmental Law, whether by type or by quantity, including any substance containing any such substance as a component.

                   (m) Real Property and Leases. (i) The Company and its subsidiaries have sufficient title or leasehold interests to all of their properties to conduct their respective businesses as currently conducted or as contemplated to be conducted, except where the failure to have such sufficient title or leasehold interest would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect. Section 6.1(m) of the Disclosure Letter sets forth a true and complete list of each lease, sublease or other agreement relating to the possession of real property to which the Company or any of its subsidiaries is a party.

                   (ii) All leases of real property leased for the use or benefit of the Company or any of its subsidiaries to which the Company or any such subsidiary is a party and all amendments and modifications thereto are in full force and effect except for defaults which would, in the aggregate, be immaterial to the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole.

                   (n) Medicare and Medicaid. Except as disclosed in any state health department surveys for 1995 or 1996, copies of which have been made available to Purchaser, the Company and its subsidiaries have complied with all Medicare and Medicaid laws, rules and regulations and have filed all returns, cost reports and other filings in any manner prescribed thereby except where the failure to so comply, together with all other such failures, would be immaterial to the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole. All returns, cost reports and other filings made by the Company and its subsidiaries since January 1, 1992 to Medicare, Medicaid or any other governmental health or welfare related entity or third party payor are true and complete except where the failure to be so true and complete, together with all other such failures, would be immaterial to the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Since January 1, 1992, no deficiency in any such returns, cost reports and other filings, including deficiencies for late filings, has been asserted or to the best of the Company's knowledge, after reasonable investigation, threatened by any Federal or state agency or instrumentality or other provider reimbursement entities relating to Medicare or Medicaid or third party payor claims and to the best of the Company's knowledge, after reasonable investigation, there is no basis for any successful claims or requests for reimbursement from any such agency, instrumentality, entity or third party payor except for any deficiencies, together with all other such deficiencies, which would be immaterial to the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole. Since January 1, 1992, neither the Company nor any of its subsidiaries has been subject to any audit or investigation relating to fraudulent Medicare or Medicaid procedure or practices except audits or investigations which, together with all other such audits, would be immaterial to the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole.

                   (o) Taxes. (i) All Tax Returns that are required to be filed by or with respect to the Company and its subsidiaries have been duly filed,
(ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, (iii) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority, and the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) no deficiencies have been asserted or have been assessed by any Taxing Authority and (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of the Company or its subsidiaries. The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its subsidiaries for each of the three most recent fiscal years ended on or before December 31, 1995. Neither the Company nor any of its subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Company Reports in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof, except where the failure to be so accrued would not be reasonably likely to have a Company Material Adverse Effect.

                   (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

As used in this Agreement, the following terms shall have the indicated meanings:

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Tax  Returns"  means  any  return,  amended  return  or  other  report
(including  elections,  declarations,   disclosures,  schedules,  estimates  and
information returns) required to be filed with respect to any Tax.

         "Taxes" means all federal, state, local or foreign taxes, including, without limitation, income, gross receipts, windfall profits, gains, excise, severance, property, production, sales, use, transfer, license, franchise, employment, withholding, environmental, customs duty, capital stock, stamp, payroll, unemployment, disability, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additional imposed with respect to such amounts and any interest in respect of such penalties and additions.


                   (p) Labor Matters; Non-Competition. (i) Neither the Company nor any of its subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of any material proceeding asserting that the Company or any of its subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its subsidiaries.

                   (ii) The Company has entered into Non-Competition Agreements, dated the date hereof (the "Non-Competes"), with each of John A. Bardis, Bret W. Jorgensen, Donald R. Myll, Louis E. Hallman, III, Laura E. Cayce and William J. Haffey, Ph.D. in the form set forth on Section 6.1(p) of the Disclosure Letter. Each of the Non-Competes is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                   (q) Intellectual Property. (i) The Company and/or each of its subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, know-how, computer software programs or applications, and tangible or intangible proprietary information or materials that are used in the business of the Company and its subsidiaries as currently conducted, except for any such failures to own, be licensed or possess that would not be reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect and to the knowledge of the Company all patents, trademarks, trade names, service marks and copyrights held by the Company and/or its subsidiaries are valid and subsisting.

          (ii) The Company or one of its wholly-owned subsidiaries owns the entire right, title and interest in and to all intellectual property subsisting in the computer programs, software, applications (including all copies, versions and derivative works) and related hardware used by the Company in connection with the Company's clinical and management information system known as "TheraSys" (the "TheraSys Program"), including all patents, trademarks, tradenames, service marks, trade secrets and copyrights (including, without limitation, the exclusive right to use and convey the same) and there are no liens, security interests, licenses or other encumbrances on the TheraSys Program or any intellectual property subsisting therein. The Company has the right to use the TheraSys Program and convey and disclose the TheraSys Program without violation of any law or third party right. Copyright in the TheraSys Program has been duly registered with the Copyright Office of the Library of Congress (Reg. No. Txu 638-676) and such registration remains in full force and effect. No affiliates, employees or independent contractors will, as of and after the Closing, retain or obtain ownership of, or any rights over, any patents, trade names, trademarks, trade secrets, services marks, or copyrights relating to the TheraSys Program, all of which are owned solely by the Company or one of its wholly-owned subsidiaries. To the Company's knowledge, (i) there have been and are no claims by any person contesting the Company's ownership of the intellectual property subsisting in the TheraSys Program, and the use of the TheraSys Program by the Company does not infringe on the rights of any person and no suits or proceedings are pending or threatened against the Company or any of its respective subsidiaries with respect to the foregoing; and (ii) no third party is infringing the Company's intellectual property rights in the TheraSys Program.

                   (r) Visitation Rights. Other than the current directors of the Company, no person is contractually or otherwise entitled to attend any regular or special meeting of the Board of Directors.

                  6.2. Representations and Warranties of Purchaser and Merger Sub. Purchaser and Merger Sub represent and warrant to the Company that except as set forth in the correspondingly numbered Section of the letter, dated the date hereof, from Purchaser to the Company (the "Purchaser Disclosure Letter"):

                   (a) Corporate Organization and Qualification. Each of Purchaser and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification except for such failure to so qualify or to be in such good standing, which, when taken together with all other such failures, would not be reasonably likely to have a material adverse effect on the financial condition, operations, properties, business or results of operations of Purchaser and its subsidiaries, taken as a whole.

                   (b) Corporate Authority. Purchaser and Merger Sub each has the requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement is a valid and binding agreement of Purchaser and Merger Sub enforceable against Purchaser and Merger Sub in accordance with its terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and to general principles of equity.

                   (c) Governmental Filings; No Violations. (i) Other than the Regulatory Filings, no notices, reports or other filings are required to be made by Purchaser or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Purchaser or Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub, the failure to make or obtain any or all of which would be reasonably likely to prevent or materially delay the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement.

                   (ii)  The  execution  and  delivery  of  this   Agreement  by
Purchaser and Merger Sub do not, and the consummation of the transactions contemplated hereby by Purchaser and Merger Sub will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Purchaser or Merger Sub or (ii) a breach or violation of, a default under, the acceleration of or the creation of a lien, pledge, security interest or other encumbrance on assets (with or without the giving of notice or the lapse of time) pursuant to, any provision of any Contract of Purchaser or Merger Sub or any law, ordinance, rule or regulation or judgment, decree, order, award or governmental or non-governmental permit or license to which Purchaser or Merger Sub is subject, except, in the case of clause (ii) above, for such breaches, violations, defaults or accelerations that, alone or in the aggregate, would not prevent or materially delay the transactions contemplated by this Agreement.


                                   ARTICLE VII

                                    Covenants

                  7.1. Interim Operations of the Company. The Company covenants and agrees that, prior to the Effective Time (unless Purchaser shall otherwise agree in writing and except as otherwise expressly contemplated by this Agreement or in the Disclosure Letter):

          (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable best efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees and business associates;

          (b) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any of its subsidiaries; (ii) amend the Certificate or the Bylaws or, except as otherwise contemplated herein (including Section 7.2), amend, modify or terminate the Rights Agreement; (iii) split, combine or reclassify the outstanding Shares; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares or Preferred Shares;

          (c) except as set forth in Section 7.1(c) of the Disclosure Letter, neither the Company nor any of its subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class of the Company or its subsidiaries or any other property or assets other than, in the case of the Company, Shares issuable pursuant to options outstanding on the date hereof under the Stock Plans or upon conversion of the Notes or Warrants; (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets or incur or modify any indebtedness or other liability other than in the ordinary and usual course of business;
         (iii) license or otherwise transfer to any third party any rights to the TheraSys Program or related software; (iv) acquire directly or indirectly by redemption or otherwise any shares of the capital stock of the Company; or (v) authorize capital expenditures in excess of

$1,000,000 in the aggregate not disclosed in the Disclosure Letter or make any acquisition of, or investment in, assets or stock of any other person or entity other than ordinary course acquisitions of supplies used in the day-to-day operations of the Company;

          (d) neither the Company nor any of its subsidiaries shall increase in any manner the compensation of, grant any severance or termination pay to, or enter into or amend or renew any employment or severance agreement with, any Director, Consultant or employee, provided, that, the Company and its subsidiaries may in the ordinary course of business consistent with past practice (including, without limitation, as to timing), grant increases in the compensation of non-officer employees and increases of not more than 10% or $15,000 in compensation of officers of the Company who are not executive officers of the Company;

          (e) neither the Company nor any of its subsidiaries shall establish, adopt, enter into, make any Compensation and Benefit Plans, or voluntarily accelerate the vesting of any stock options, restricted stock or other compensation or benefit;

          (f) neither the Company nor any of its subsidiaries shall settle or compromise any claims or litigation involving payments by the Company of $100,000 in any single instance or related instances, or that otherwise are material or, except in the ordinary and usual course of business, modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

          (g) neither the Company nor any subsidiary shall make any Tax election or permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated without notice to Purchaser, except in the ordinary and usual course of business;

          (h) neither the Company nor any of its subsidiaries will authorize or enter into an agreement to do any of the foregoing; and

          (i) neither the Company nor any of its subsidiaries will amend any of the Non-Competes.

                  7.2. Acquisition Proposals. The Company agrees that neither it nor any of its  subsidiaries  nor any of its  executive  officers  or  directors shall, and that it shall direct and use its best efforts to cause its non-executive officers and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or 5% or more of the equity securities of, the Company or any of its subsidiaries (any such transaction or purchase being hereinafter referred to as an "Acquisition Transaction") that, in any such case, could reasonably be expected to lead to a breach of this Agreement or otherwise interfere with the completion of the Offer or Merger contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (b) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or the Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person (including a new and unsolicited
Acquisition Proposal received by the Company after execution of this Agreement from a person or entity whose initial contact with the Company may have been solicited by the Company prior to the execution of this Agreement); or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company, if and only to the extent that, in such case referred to in clause (B) or (C), (i) the Board of Directors concludes in good faith (after consultation with its financial advisors) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) the Board of Directors determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors to comply with its fiduciary duties under applicable law and (iii) prior to providing any non-public information or data to any person in connection with an Acquisition Proposal by any such person, the Board of Directors receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined below). The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 7.2. The Company agrees that it will notify Purchaser promptly if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers and thereafter shall keep Purchaser informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request that each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its subsidiaries.

                  7.3. Meetings of the Company's Stockholders. If required following termination of the Offer, the Company will take, consistent with applicable law and the Certificate and the Bylaws, all action necessary to convene a meeting of holders of Shares as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. Subject to fiduciary requirements of applicable law, the Board of Directors shall recommend such approval and the Company shall take all lawful action to solicit such approval. At any such meeting of the Company all of the Shares then owned by the Purchaser Companies will be voted in favor of this Agreement. The Company's proxy or information statement with respect to such meeting of shareholders (the "Proxy Statement"), at the date thereof and at the date of such meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by the Company in reliance upon and in conformity with written information concerning the Purchaser Companies furnished to the Company by Purchaser specifically for use in the Proxy Statement. The Proxy Statement shall not be filed, and no amendment or supplement to the Proxy Statement will be made by the Company, without consultation with Purchaser and its counsel.

                  7.4. Filings; Other Action. Subject to the terms and conditions herein provided, the Company and Purchaser shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and required under healthcare licensure and certificate of need laws and regulations with respect to the Offer and the Merger; (b) with respect to Purchaser, use its reasonable best efforts and with respect to the Company commercially reasonable efforts (which shall include, among other things, delivery of customary officers certificates and legal opinions) to obtain the financing necessary for Purchaser and Merger Sub to purchase all Shares pursuant to the Offer and the Merger and pay related fees and expenses, pay for all of the outstanding Notes at the face value thereof, refinance Purchaser's outstanding obligations under Purchaser's existing $1 Billion Credit Agreement dated as of September 11, 1995 and the Company's outstanding obligations under the Company's existing Amended and Restated Financing and Security Agreement dated May 8, 1995; and (c) use reasonable best efforts to promptly take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as practicable.

                  7.5. Access. Upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford Purchaser's officers, employees, counsel, accountants and other authorized representatives ("Representatives") access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, Contracts and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Purchaser all information concerning its business, properties and personnel as Purchaser or its Representatives may reasonably request, provided that no investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty made by the Company and provided, further, that the foregoing shall not require the Company to permit any inspection, or to disclose any information, which in the reasonable judgment of the Company (a) would result in the disclosure of any trade secrets of third parties if the Company shall have unsuccessfully used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (b) would be in violation of applicable law, rules or regulation or (c) constitutes information protected by attorney-client privilege, but only to the extent that disclosure would impair the Company's ability to assert such attorney-client privilege. Upon any termination of this Agreement, Purchaser will treat all documents obtained by it or any of its Representatives in accordance with the terms of the Confidentiality Agreement, dated as of September 17, 1996 (the "Confidentiality Agreement") between the Company and Purchaser.

                  7.6. Notification of Certain Matters. The Company shall give prompt notice to Purchaser of: (a) any notice of, or other communication relating to, any environmental matter, a default or event that, with notice or lapse of time or both, would become a default, received by the Company or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any Contract to which the Company or any of its subsidiaries is a party or is subject except for defaults or events which individually or in the aggregate would be immaterial to the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole; (b) any material adverse change in the financial condition, operations, properties, business or results of operations of the Company and its subsidiaries taken as a whole or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, would result in any such change. Each of the Company and Purchaser shall give prompt notice to the other party of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement and (c) the occurrence or failure to occur of an event that would, or, with the lapse of time could reasonably be expected to cause any representation or warranty of the Company or its subsidiaries made by the Company in this Agreement to become inaccurate in any material respect.

                  7.7. Publicity. The initial press release shall be a joint press release and thereafter the Company and Purchaser shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and prior to making any filings with any Governmental Entity, with any national securities exchange or with the National Association of Securities Dealers, Inc. with respect thereto.

                  7.8. Stocks Plans and Options. (a) Unless Purchaser shall provide the Company with the notice contemplated by Section 7.8(b) below, then, at the Effective Time, each outstanding option to purchase Shares under the Stock Plans, other than any option granted under the Company's Employee Stock Purchase Plan (collectively, the "Options"), whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Option, the number of shares of Common Stock, par value $0.25 per share of Purchaser (the "Purchaser Common Stock") equal to (a) the number of Shares subject to the Option, multiplied by (b) (i) the Merger Consideration, divided by (ii) the average of the high and low price of Purchaser Common Stock on the trading day immediately preceding the date of the Effective Time as reported in the New York City edition of The Wall Street Journal (rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the Shares which were purchasable pursuant to such Option divided by (z) the number of full shares of Purchaser Common Stock subject to such Replacement Option in accordance with the foregoing. At or prior to the Effective Time, the Company shall take all action necessary with respect to the Stock Plans to permit the replacement of the outstanding Options by Purchaser pursuant to this Section and as soon as practicable after the Effective Time Purchaser shall use its reasonable best efforts to register under the Securities Act on Form S-8 or other appropriate form (and use its reasonable best efforts to maintain the effectiveness thereof) shares of

Purchaser Common Stock issuable pursuant to all Replacement Options. The Company shall take all action necessary, including obtaining any required consents from optionees, to provide that following the Effective Time no participant in any Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Company, the Surviving Corporation or any subsidiary thereof and to permit Purchaser to assume the Stock Plans (other than the Company's Employee Stock Purchase Plan, with respect to which the Company shall take all action necessary to terminate such plan immediately prior to the Effective Time). The Company shall further take all action necessary to amend the Stock Plans, to eliminate automatic grants or awards thereunder following the Effective Time. At the Effective Time, Purchaser shall assume the Stock Plans (other than the Company's Employee Stock Purchase
Plan); provided, that such assumption shall be only in respect of the Replacement Options and that Purchaser shall have no obligation with respect to any awards under the Stock Plans other than the Replacement Options or to make any additional grants or awards under such assumed Stock Plans.

                   (b) If Purchaser shall provide written notice to the Company by February 24, 1997 of its election to treat the Options in accordance with the provisions of this Section 7.8(b), then, at the Effective Time, each then outstanding Option, whether vested or unvested, shall be cancelled and the holder thereof shall be entitled to receive an amount of cash equal to the product of (x) the amount, if any, by which the Merger Consideration exceeds the exercise price per Share subject to such Option (whether vested or unvested) and
(y) the number of Shares issuable pursuant to the unexercised portion of such Option, less any required withholding of taxes (such amount being hereinafter referred to as the "Option Consideration"). The Option Consideration shall be paid as soon as practicable following the Effective Time, but in any event within five (5) days following the Effective Time. Prior to the Effective Time, the Company shall take such actions as may be necessary to effectuate the foregoing, including without limitation obtaining all applicable consents. The cancellation of an Option in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option, and any required consents received from Option holders shall so provide. All Stock Plans and Options shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary thereof, shall be canceled as of the Effective Time, and the Company shall take all action necessary, including receiving applicable consents from optionees, to terminate all such plans and to ensure that following the Effective Time no participant in any Stock Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of the Purchaser, the

Company, the Surviving Corporation or any subsidiary thereof. If Purchaser does not provide the written notice referred to in the first sentence of Section 7.8(b), this Section 7.8(b) shall be inapplicable.

                  Section 7.9. Indemnification; Directors' and Officers' Insurance. (a) The bylaws and the certificate of incorporation of the Surviving Corporation shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who immediately prior to the Effective Time were directors, officers, or otherwise entitled to indemnification thereunder or under the Bylaws or indemnification agreements (the "Indemnified Parties"). Purchaser and the Surviving Corporation shall jointly and severally indemnify, defend and hold harmless the Indemnified Parties (in the case of Purchaser, subject to the provisions of subsection (b) below) as provided in the Certificate, Bylaws or indemnification agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time to the fullest extent the Company would have been permitted to do so under Delaware law, the Certificate and Bylaws as in effect as of the date hereof. Purchaser shall cause Surviving Corporation to maintain in effect for not less than six years after the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage (with carriers comparable to the Company's existing carriers) containing terms and conditions which are no less advantageous to the officers, directors and employees of the Company and (ii) the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount. Purchaser shall cause the Surviving Corporation to reimburse all expenses including reasonable attorney's fees, incurred by any person to enforce successfully the obligations of Purchaser and the Surviving Corporation under this Section 7.9.

                   (b) Any Indemnified Party wishing to claim indemnification under paragraph (a) of Section 7.9 from Purchaser, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i)
Purchaser or the Surviving Corporation shall have the right to assume the defense thereof and Purchaser and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof unless counsel for the

Indemnified Parties reasonably advises the Indemnified Parties that there are issues that raise conflicts of interest between Purchaser and the Indemnified Parties that make such assumption unadvisable, in which case the Indemnified Parties may retain counsel, reasonably satisfactory to Purchaser and Purchaser shall pay the reasonable legal expenses of such Indemnified Party, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent; and provided further that Purchaser shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

                  7.10. Notes. If Merger Sub or any other Purchaser Company shall have purchased Shares pursuant to the Offer, the Company shall take all necessary action prior to the Effective Time, to enter into a supplemental indenture with the Trustee pursuant to the Indenture under which the Notes were issued, to provide, among other things, that on and after the Effective Time the Notes will be convertible only into the Merger Consideration.

                  7.11. Benefit Plans. It is the intention of Purchaser that within a reasonable period of time following the Effective Time (a) it will provide employees of the Surviving Corporation with employee benefit plans substantially similar in the aggregate to those provided to similarly situated employees of Purchaser, (b) any such employees will receive credit for years of service with the Company or any or its subsidiaries prior to the Effective Time for the purpose of eligibility and vesting and (c) Purchaser shall cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under the Compensation and Benefit Plans) and eligibility waiting periods under group health plans to be waived with respect to such participants and their eligible dependents. All discretionary awards and benefits under any employee benefit plans of Purchaser or the Surviving Corporation shall be subject to the discretion of the persons or committee administering such plans.

                  7.12. Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, the Company and the members of the Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

                  7.13. 1996 10-K. The Company will periodically provide Purchaser with current draft versions of the Company's Annual Report on Form 10-K, including documents incorporated therein by reference, for the year ended December 31, 1996. The consolidated balance sheets included in or incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 10-K") (including the related notes and schedules) will fairly present the consolidated financial position of the Company and its subsidiaries as of their respective dates and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the 1996 10-K (including any related notes and schedules) will fairly present the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its subsidiaries for the periods set forth therein in each case in accordance with GAAP consistently applied during the periods involved.

                  7.14. Warrants. Prior to the Effective Time, the Company shall cause any one or more of the following events to occur: (i) the exercise or conversion of all of the outstanding Warrants for or into Shares in accordance with the terms of the applicable Warrants, (ii) the entry into agreements between the Company and the holders of each of the outstanding Warrants providing that each Warrant shall, following the Merger, be exercisable for, at the exercise price of such Warrant, the securities, property or other consideration which a holder of such Warrant would have received had the holder exchanged or converted such Warrant for Shares immediately prior to the Effective Time or (iii) a reclassification of the Company's Shares in accordance with the DGCL, so that each Share shall be redeemable at any time at the option of the Company for an amount per share equal to the Merger Consideration and simultaneously with the effectiveness of such reclassification issue to Purchaser or Merger Sub, at Purchaser's election, 1,000 shares (constituting all of the authorized shares of such class) of a new class of Company non-redeemable common stock, par value 0.25 per share (or, any combination of the events referred to in clauses (i), (ii) or (iii) above, which when taken together apply to all of the outstanding Warrants so that no Warrants may be exercised for any Shares which are not redeemable at the Company's election).

                  7.15 Orders. In the event that any Order (as defined in Section 8.1(d)) shall come into effect, the parties shall use their reasonable best efforts to cause any such Order to be lifted.


                                  ARTICLE VIII

                                   Conditions

                  8.1. Conditions to Obligations of Purchaser and Merger Sub. The respective obligations of Purchaser and Merger Sub to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Purchaser or Merger Sub, as the case may be, to the extent permitted by applicable law:

                   (a) Stockholder Approval. This Agreement shall have been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and the Bylaws and, if necessary, the reclassification shall have been effected in accordance with Section 7.14;

                   (b)       Purchase of  Shares.   Merger Sub  (or one  of  the
Purchaser Companies) shall have purchased Shares pursuant to the Offer;

                   (c) Governmental and Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, all necessary approvals under healthcare licensure and certificate of need laws and regulations shall have been received and, other than the filings provided for in Section 2.3, all filings required to be made prior to the Effective Time by the Company with, and all consents, approvals and authorizations required to be obtained prior to the Effective Time by the Company from, any Governmental Entity in connection with the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby by the Company, Purchaser and Merger Sub shall have been made or obtained (as the case may be), except where the failure to be so obtained would be immaterial to the financial condition, operations, properties, business or results of operations of each of Purchaser and the Company and their respective subsidiaries, in each case, taken as a whole;

                   (d) Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement or imposes material restrictions on Purchaser or the Company in connection with consummation of the Merger or with respect to their business operations, either prior to or subsequent to the Merger (collectively, an "Order"); provided, that, Purchaser and Merger Sub shall have complied with Section 7.15;

                   (e) Compliance; Consents. The representations and warranties contained in Section 6.1 shall be true in all material respects as of the Effective Time as though made at and as of the Effective Time, except for changes contemplated by this Agreement; and

                   (f) Rights Agreement. The Rights Agreement shall have expired.

                  8.2. Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the Company to the extent permitted by applicable law:

                   (a)       Stockholder Approval.   This Agreement  shall  have
been duly approved by the holders of a majority of the Shares, in accordance with applicable law and the Certificate and By-Laws of the Company;

                   (b)       Purchase of  Shares.   Merger Sub  (or one  of  the
Purchaser Companies) shall have purchased Shares pursuant to the Offer;

                   (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filings provided for in Section 2.3, all filings required to be made prior to the Effective Time by Purchaser and Merger Sub with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time by Purchaser and Merger Sub from, any Governmental Entity in connection with the execution and delivery of this Agreement by Purchaser and Merger Sub and the consummation of the transactions contemplated hereby by Purchaser, Merger Sub and the Company shall have been made or obtained (as the case may be); and

          (d)  Order.  There shall be in effect no Order.


                                   ARTICLE IX

                                   Termination

                  9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by the mutual consent of Purchaser, Merger Sub and the Company, by action of their respective Boards of Directors.

                  9.2. Termination by either Purchaser or the Company. This Agreement may be terminated and the Merger may be abandoned by action of either the board of directors of Purchaser or the Board of Directors if (i) Merger Sub, or any Purchaser Company, shall have terminated the Offer without purchasing any Shares pursuant thereto; provided, in the case of termination of this Agreement by Purchaser, such termination of the Offer is not in violation of the terms of the Offer or (ii) the Merger shall not have been consummated by September 30, 1997 whether or not such date is before or after the approval by holders of Shares or (iii) the approval of shareholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor.

                  9.3. Termination by Purchaser. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares, by action of the board of directors of Purchaser, if (x) the Company shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by the Company at or prior to such date of termination which failure is incapable of being cured or has not been cured by the earlier to occur of 10 days after the giving of written notice to the Company and the scheduled expiration date of the Offer, (y) the Board of Directors shall have withdrawn or modified in a manner adverse to Purchaser or Merger Sub its approval or recommendation of the Offer, this Agreement or the Merger or the Board of Directors shall fail to reaffirm such approval or recommendation within 10 business days after a request by Purchaser to do so, or shall have resolved to do any of the foregoing, or (z) if the Company or any of the other persons or entities described in Section 7.2 shall take any actions that would be proscribed by Section 7.2 but for the exception contained in the proviso to the first sentence of Section 7.2 allowing certain actions to be taken in response to an unsolicited bona fide Acquisition Proposal.

                  9.4. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by holders of Shares by action of the Board of Directors, (a) if Purchaser or Merger Sub (or another Purchaser Company) (i) shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with or performed by Purchaser or Merger Sub at or prior to such date of termination which failure is incapable of being cured or has not been cured by the earlier to occur of 10 days after the giving of written notice to Purchaser or the scheduled expiration date of the Offer or (ii) shall have failed to commence the Offer within the time required in Section 1.1 or (b) if the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Purchaser does not make, within five days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal an offer that is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal; provided that the Company has complied with all provisions of Section
7.2 and that it complies with all applicable provisions of Section 9.5. The Company agrees (i) that it will not enter into a binding agreement referred to in clause (b) above until at least the sixth day after it has provided the notice to Parent required thereby and (ii) to notify Purchaser promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification.

          9.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this
Article IX, no party hereto (or any of its directors, officers, employees, agents or advisors (financial, legal or accounting) shall have any liability or further obligation to any other party to this Agreement, except as provided in
Section 9.5(b) below and Section 10.2 and except that nothing herein will relieve any party from liability for any breach of this Agreement.

                   (b) If this Agreement is terminated (x) by the Company pursuant to Section 9.4(b) then the Company shall at or prior to the time of such termination, pay Purchaser a fee of $10,000,000 (the "Termination Fee"), which amount shall be payable in same day funds, plus an amount equal to Purchaser's out-of-pocket expenses, including fees and expenses paid to investment bankers, lawyers and financing sources, incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $1,500,000 (the "Purchaser Expenses") or (y) by the Company or Purchaser at any time after (i) the Offer shall have remained open for a minimum of at least 20 business days, (ii) after the date hereof any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Purchaser or Merger Sub or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have become the beneficial owner of 15% or more of the outstanding Shares or any Person shall have commenced, or shall have publicly announced an intention to commence, a tender offer or exchange offer for 15% or more of the outstanding Shares, and (iii) the Minimum Condition (as defined in Annex A) shall not have been satisfied and the Offer is terminated without the purchase of any Shares thereunder, or by Purchaser pursuant to Section 9.3 then, if terminated pursuant to Section 9.3, the Company shall promptly pay to Purchaser the Purchaser Expenses and, if within 18 months of the date of any termination referred to in clause (y) of this Section 9.5(b), the Company or any of its subsidiaries shall consummate an Acquisition Transaction, the Company shall, promptly, but in no event later than two days after the entry into such agreement, pay Purchaser the Termination Fee and shall also pay to Purchaser the Purchaser Expenses, if not previously paid. The Company agrees that it will not structure any transaction or agreement for the purpose of avoiding payment of the Termination Fee. The Company acknowledges that the agreements contained in this Section 9.5(b) are an integral part of the transactions contemplated in this Agreement, and that, without these agreements, Purchaser and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 9.5(b), and, in order to obtain such payment, Purchaser or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to Purchaser or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. on the date such payment was required to be made.

                   (c) If this Agreement is terminated by the Company pursuant to Section 9.4(a)(i) or (ii) then Purchaser shall promptly pay to the Company an amount equal to the Company's out-of-pocket expenses, including fees and expenses paid to investment bankers and lawyers incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $1,500,000. If, solely as a result of the occurrence of any of the events specified in paragraph (h) of Annex A, Merger Sub and Purchaser (i) terminate the Offer without paying for Shares or (ii) extend the expiration date of the Offer beyond September 30, 1997, then Purchaser shall, prior to or at the time of such termination in the case of clause (i) above or on September 30, 1997 in the case of clause (ii) above, pay to the Company a fee of $40,000,000 in same day funds, less any amounts paid pursuant to the preceding sentence. Purchaser acknowledges that the agreements contained in this Section 9.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Purchaser fails to promptly pay the amount due pursuant to this
Section 9.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against Purchaser for the fee set forth in this paragraph (c), Purchaser shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of such payment at the prime rate of Citibank, N.A. on the date such payment was required to be made.


                                   ARTICLE X

                           Miscellaneous and General

                  10.1.  Payment of Expenses.  Except as otherwise  set forth in
Section 9.5, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Merger.

                  10.2. Survival. The agreements of the Company, Purchaser and Merger Sub contained in Sections 5.2 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 5.3, 5.4 ,7.8, 7.9, 7.10, 7.11 and 10.1 shall survive the consummation of the Merger. The agreements of the Company, Purchaser and Merger Sub contained in Sections 7.5,
9.5 and 10.1 shall survive the termination of this Agreement. Except as provided in Section 9.5(a), all other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                  10.3. Modification or Amendment. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                  10.4. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

                  10.5. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                  10.6.   Governing Law.   This Agreement  shall be  governed by
and construed in accordance with the laws of the State of Delaware.

                  10.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, if to Purchaser or Merger Sub, addressed to Purchaser or Merger Sub, as the case may be, at Vencor, Inc., 400 West Market Street, Suite 3300, Louisville, Kentucky 40202, Attention: President (with a copy to Joseph B. Frumkin, Esq., Sullivan & Cromwell, 125 Broad Street, New York, New York 10004); and if to the Company, addressed to the Company at TheraTx, Incorporated, 1105 Sanctuary Parkway, Suite 100, Alpharetta, Georgia 30201, Attention: President (with a copy to Steven J. Gartner, Esq., Willkie Farr & Gallagher, 153 East 53rd Street, New York, New York 10022), or to such other persons or addresses as may be designated in writing by the party to receive such notice.

                  10.8. Entire Agreement, etc. This Agreement (including any schedules, exhibits or Annexes hereto) and the Confidentiality Agreement (a) constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof, and (b) shall not be assignable by operation of law or otherwise and is not intended to create any obligations to, or rights in respect of, any persons other than the parties hereto, except as provided in Section 7.9); provided, however, that Purchaser may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in the event of which, all references herein to

Merger Sub shall be deemed references to such other subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

                  10.9. Definition of "Subsidiary" and "Significant Subsidiary". When a reference is made in this Agreement to a subsidiary of a party, the word "subsidiary" means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. When a reference is made in this Agreement to a "Significant Subsidiary," the term "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X.

                  10.10. Obligation of Purchaser. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

                  10.11. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.



                                            VENCOR, INC.



                                            By:  /s/ James H. Gillenwater, Jr.
                                            Name:  James H. Gillenwater, Jr.
                                            Title: Senior Vice President


                                            PEACH ACQUISITION CORP.



                                            By:  /s/ W. Earl Reed, III
                                            Name:  W. Earl Reed, III
                                            Title: Vice President


                                            THERATX, INCORPORATED



                                            By:  /s/ John A. Bardis
                                            Name:   John A. Bardis
                                            Title:  President and Chief
                                                     Executive Officer

                                                                         Annex A

                  Certain Conditions of the Offer. Notwithstanding any other provision of the Offer, until (i) expiration or termination of all applicable waiting periods under the HSR Act and (ii) receipt of all necessary approvals under change of ownership, healthcare licensure and certificate of need laws and regulations, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), Merger Sub shall not be required to pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion (subject to the Merger Agreement), terminate or amend the Offer as to any Shares not then accepted for payment if a majority of the total Shares outstanding on a fully diluted basis shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer (the "Minimum Condition"), or, if on or after February 9, 1997, and at or before the time of acceptance for payment for any of such Shares, any of the following events shall occur:

          (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or Nasdaq or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation (whether or not mandatory) by any governmental or regulatory authority, agency, commission or other entity, domestic or foreign ("Governmental Entity"), on, or any other event which might adversely affect, the extension of credit by banks or other lending institutions or (iv) or in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (b) the Company shall have breached or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement which failure is incapable of being cured or has not been cured by the earlier to occur of 10 days after the giving of written notice to the Company and the scheduled expiration date of the Offer or any representation or warranty of the Company set forth in the Merger Agreement shall have been inaccurate or incomplete in any material respect when made or thereafter shall become inaccurate or incomplete in any material respect;

          (c) there shall be threatened, instituted or pending any action, litigation, proceeding, investigation or other application
         (hereinafter, an "Action") before any court or other Governmental Entity by any Governmental Entity: (i) challenging the acquisition by Purchaser or Merger Sub of Shares, seeking to restrain or prohibit the consummation of the transactions contemplated by the Offer or the Merger, seeking to obtain any material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger; (ii) seeking to prohibit, or impose any material limitations on, Purchaser's or Merger Sub's ownership or operation of all or any material portion of their or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries), or to compel Purchaser or Merger Sub to dispose of or hold separate all or any material portion of Purchaser's or Merger Sub's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger; (iii) seeking to make the acceptance for payment, purchase of, or payment for, some or all of the Shares illegal or render Merger Sub unable to, or restrict, the ability of Merger Sub to accept for payment, purchase or pay for some or all of the Shares; (iv) seeking to impose material limitations on the ability of Purchaser or Merger Sub effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) that, in any event, in the judgment of Purchaser, would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect as a result of consummation of the transactions contemplated by the Offer and the Merger, other than any such effect arising out of or relating to the proposal, adoption or implementation after the date of the Merger Agreement of any law, statute, rule or regulation relating to healthcare, Medicaid or Medicare, including without limitation the proposal, adoption or implementation of "salary equivalency" rates
         (including amendments to any salary equivalency rates currently in effect) relating to the delivery of physical therapy, occupational therapy, respiratory therapy or speech language pathology services;

          (d) any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed or become applicable to the Offer or the Merger by any Governmental Entity that results in any of the effects of, or have any of the consequences referred to in clauses (i) through (v) of paragraph (c) above, other than any such effect or consequence arising out of or relating to the proposal, adoption or implementation after the date of the Merger Agreement of any law, statute, rule or regulation relating to healthcare, Medicaid or Medicare, including without limitation the proposal, adoption or implementation of "salary equivalency" rates
         (including amendments to any salary equivalency rates currently in effect) relating to the delivery of physical therapy, occupational therapy, respiratory therapy or speech language pathology services;

          (e) any person, entity or group shall have entered into a definitive agreement with the Company with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination with or involving the Company;

          (f) any court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order, provided, that, Purchaser shall have used reasonable best efforts to cause any such Order to be lifted;

          (g) any event, change or development shall have occurred or been discovered that would reasonably be expected to have a Company Material Adverse Effect, other than any such Company Material Adverse Effect arising out of any law, statute, rule or regulation relating to healthcare, Medicaid or Medicare, including without limitation the proposal, adoption or implementation after the date of the Merger Agreement of "salary equivalency" rates (including amendments to any salary equivalency rates currently in effect) relating to the delivery of physical therapy, occupational therapy, respiratory therapy or speech language pathology services;

          (h) (i) any event, change or development shall have occurred or been discovered that would reasonably be expected to have a material adverse effect (a "Purchaser Material Adverse Effect") on the financial condition, operations, properties, business or results of operations of Purchaser and its subsidiaries, taken as a whole, other than any such material adverse effect arising out of or relating to (a) the proposal, adoption or implementation after the date of the Merger Agreement of "salary equivalency" rates (including amendments to any salary equivalency rates currently in effect) relating to the delivery of physical therapy, occupational therapy, respiratory therapy or speech language pathology services, or (b) any breach by Purchaser of the Merger Agreement and (ii) as a result of such Purchaser Material Adverse Effect, Purchaser is not permitted to borrow funds necessary to consummate the Offer under its credit facilities then in effect.

          (i) the Board of Directors (or a committee thereof) shall have amended, modified or withdrawn its recommendation of the Offer or the Merger, or shall have failed to publicly reconfirm such recommendation within ten business days upon request by Purchaser or Merger Sub, or shall have endorsed, approved or recommended any other Acquisition Proposal, or shall have resolved to do any of the foregoing; or

          (j) the Merger Agreement shall have been terminated by the Company or Purchaser or Merger Sub in accordance with its terms or Purchaser or Merger Sub shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the reasonable judgment of Purchaser and Merger Sub, in any such case, and regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

                  The foregoing conditions are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser or Merger Sub regardless of the circumstances (including any action or inaction by Purchaser or Merger Sub) giving rise to such condition or may be waived by Purchaser or Merger Sub, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. Any determination by Purchaser and Merger Sub concerning any event described in this Annex A shall be final and binding upon all parties except to the extent not permitted under the Merger Agreement.